Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-277072

Prospectus Supplement No. 5

(To Prospectus dated May 10, 2024)

SABLE OFFSHORE CORP.

This prospectus supplement updates, amends and supplements the prospectus dated May 10, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-277072). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Sable Offshore Corp.’s Common Stock and warrants are quoted on the New York Stock Exchange under the symbols “SOC” and “SOC.WS.” On August 30, 2024, the closing price of our Common Stock and warrants was $16.84 and $5.88, respectively.

WE ARE AN “EMERGING GROWTH COMPANY” UNDER FEDERAL SECURITIES LAWS AND ARE SUBJECT TO REDUCDED PUBLIC REPORTING REQUIREMENTS. INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 19 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 3, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2024

Sable Offshore Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40111	85-3514078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

845 Texas Avenue, Suite 2920 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 579-6161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SOC	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SOC.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Santa Barbara County (the “County”), on August 30, 2024, acknowledged that the County does not have jurisdiction over Pacific Pipeline Company’s (“PPC”) installation of 16 new safety valves in the County along PPC’s Las Flores Pipeline System (the “Pipeline”) in accordance with Assembly Bill 864. The County’s acknowledgement was delivered in the form of a conditional settlement agreement dated August 30, 2024 (the “Safety Valve Settlement Agreement”) among the County, PPC and PPC’s parent company Sable Offshore Corp. (“Sable”), and a subsequent acknowledgement by the County’s planning and development staff.

The Safety Valve Settlement Agreement is predicated upon a prior settlement agreement between PPC’s predecessor in interest, Celeron Pipeline Company, and the County in a federal case styled Celeron Pipeline Company of California v. County of Santa Barbara (Case No. CV 87-02188), which was executed in 1988.

Pursuant to the Safety Valve Settlement Agreement, PPC agreed to the following additional surveillance and response enhancements in the County:

i.

PPC will create a Santa Barbara County-based Surveillance and Response Team, trained in PPC’s Tactical Response Plan, which will be responsible for timely initial incident response and equipped with key resources to deploy in early containment, particularly for those regions of the Pipeline between Gaviota and Las Flores Canyon;

ii.	PPC will provide Santa Barbara first responders with additional training and equipment to assist in PPC’s incident response efforts; and

iii.

PPC will undertake the following Pipeline system enhancements: (1) install and operate and maintain primary and secondary Operations Control Centers in Santa Barbara County, and (2) refurbish the Gaviota pump in its existing station.

PPC, Sable and the County have further agreed, in the Safety Valve Settlement Agreement, to file a stipulation to dismiss the pending lawsuit, Pacific Pipeline Company and Sable Offshore Corp. v. Santa Barbara County Planning Commission and Board of Supervisors (Case No. 2:23-cv-09218-DMG-MRW) within 15 days of final installation of all 16 underground safety valves in the County.

Sable affirms that initial restart of production from Sable’s Santa Ynez Unit is expected in fourth quarter 2024.

Cautionary Statement Regarding Forward-Looking Statements

The information in this Current Report on Form 8-K includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “ may,” “ believe,” “ anticipate,” “ intend,” “ estimate,” “expect,” “project,” “continue,” “plan,” forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence production of the SYU assets and the cost and time required therefor; litigation, complaints and/or adverse publicity; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibits

104	Cover page Interactive data file (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sable Offshore Corp.

Date: September 3, 2024	By:	/s/ Gregory D. Patrinely
	Name:	Gregory D. Patrinely
	Title:	Executive Vice President and Chief Financial Officer

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